Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Domino’s Pizza, Inc. of our report dated January 30, 2004, except as to Note 13 and the effect of a two-for-three stock split which are May 11, 2004, relating to the financial statements and our report dated January 30, 2004, relating to the financial statement schedule of Domino’s Pizza, Inc., which appear in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Detroit, Michigan

June 18, 2004